SIMPLE
INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT
AND CUSTODIAL ACCOUNT AGREEMENT

(LOGO)

SIMPLE INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT

GENERAL

Your SIMPLE Individual Retirement Account ("IRA") is a custodial account established by you pursuant to your employer's savings incentive match plan for employees of small employers ("SIMPLE Plan") for the benefit of you or your beneficiaries. The Custodian of the IRA is named on the IRA Application.

The following information is being provided to you in accordance with the requirements of the Internal Revenue Code. Please read it, together with the SIMPLE Individual Retirement Custodial Account Agreement, the summary description of your employer's SIMPLE Plan provided by your employer, and the prospectus or other offering documents for the investments which you have chosen for investment of your IRA contributions. Because the rules with respect to IRAs are very complex, and because misunderstanding or disregarding the rules may have serious tax implications, you should consult your own tax adviser if you have questions about the information contained in this Disclosure Statement. Further information can also be obtained from any district office of the Internal Revenue Service.

WHAT IS AN IRA?

An IRA is a trust or custodial account created or organized in the United States for the exclusive benefit of an individual and his or her beneficiaries. Under an IRA, you defer federal income taxes on the amount you invest (up to certain limits). You also defer taxes on income earned in the account. State income tax treatment of IRAs varies.

WHAT IS A SIMPLE IRA?

A SIMPLE IRA is an IRA created pursuant to a savings incentive match plan for employees of small employers, also called a SIMPLE Plan. Your employer must establish the SIMPLE Plan by signing with the Custodian an IRS Form 5305-SIMPLE, or by signing an IRS Form 5304-SIMPLE or another plan document satisfying the requirements of Section 408(p) of the Internal Revenue Code. Pursuant to the SIMPLE Plan, eligible employees may make salary reduction contributions to SIMPLE IRAs, and the Employer may make matching or non-elective contributions as provided in the SIMPLE Plan. Please review your employer's SIMPLE Plan Summary Description for the specific terms of your employer's plan.

Your SIMPLE IRA may only receive contributions made by your employer on your behalf (including salary reduction contributions) under the terms of your employer's SIMPLE Plan and transfers or rollovers from your other SIMPLE IRAs. No other contributions can be accepted.

WHAT OTHER TYPES OF IRAS ARE AVAILABLE
FROM FIRST OMAHA FUNDS?

As noted above, this is a SIMPLE IRA. First Omaha Funds also allows other types of IRAs, but separate and different accounts must be established. A brief description of these accounts follows.

A Regular IRA Account may be established for investment of tax-deductible or non-deductible contributions made by an employed or self-employed individual. You may also transfer funds to a Regular IRA Account from an existing IRA with another custodian or roll over distributions from an employee-sponsored qualified plan.

A Spousal IRA Account is used for investment of tax-deductible or non-deductible contributions made by a Regular IRA shareholder on behalf of a spouse who either has no earned income or has chosen to be treated as having no compensation. If one spouse has compensation of less than $2,000 for the year, a Spousal IRA is generally more advantageous than a Regular IRA.

A Rollover IRA Account is used for deferring tax on an eligible rollover distribution from another individual retirement account, individual retirement annuity, or an employer-sponsored qualified retirement plan.

A SEP IRA is a simplified employee pension by which an employer makes contributions to a SEP IRA on behalf of an employee. If these payments are structured correctly, the payments are excluded from the employee's gross income.

WHO IS ELIGIBLE TO SET UP A
SIMPLE INDIVIDUAL RETIREMENT ACCOUNT?

Employees who are eligible to participate in an employer's SIMPLE Plan, including self-employed individuals, may establish a SIMPLE IRA. The eligibility requirements for your employer's SIMPLE Plan are set forth in your employer's summary description of its SIMPLE Plan which your employer will provide you.

HOW DO I DETERMINE WHAT CONTRIBUTIONS
MY EMPLOYER WILL MAKE TO MY SIMPLE IRA?

You should consult the summary description of your employer's SIMPLE Plan which your employer will provide you.

WHAT OTHER INFORMATION IS IN THE SUMMARY
DESCRIPTION OF MY EMPLOYER'S SIMPLE PLAN?

The summary description of your employer's SIMPLE Plan which your employer will provide you includes additional information about the employer's SIMPLE Plan, such as information concerning eligibility to participate, salary reduction contributions, employer matching or nonelective contributions, the full vesting of contributions to the Plan, and provisions limiting the employer's ability to restrict withdrawals and transfers from your SIMPLE IRA.

AM I ELIGIBLE TO MAKE TAX-DEDUCTIBLE
CONTRIBUTIONS TO A SIMPLE IRA
LIKE I AM TO A REGULAR OR SPOUSAL IRA?

No, only contributions to your employer's SIMPLE Plan may be made to this SIMPLE IRA, along with rollovers and transfers from any other SIMPLE IRA that you may have. If you desire to make contributions to a Regular or Spousal IRA, you should establish a separate IRA to receive those.

CAN I MOVE MONEY FROM AN EXISTING IRA
OR ANOTHER RETIREMENT PLAN INTO MY
FIRST OMAHA FUNDS SIMPLE IRA?

As noted above, you may only roll over or transfer funds from another SIMPLE IRA into this SIMPLE IRA. There are no rollover or transfer fees charged for your First Omaha Funds IRA. You may transfer money as often as you wish. You may make a rollover once every 12 months. The rules concerning tax-free rollovers are complicated, and you should consult a tax adviser to make sure your rollover is accomplished properly.

WHERE ARE THE CONTRIBUTIONS INVESTED?

Contributions to an IRA must be placed in a special custodial or trust account and held by a bank trustee or custodian (or other person who has been approved by the Secretary of the Treasury). The purpose of this rule is to segregate these savings from other assets and to use them for retirement purposes only.

Under the First Omaha Funds SIMPLE IRA, your contributions and the earnings on your IRA account will be invested in shares of a self-designated First Omaha Funds IRA-authorized investment fund. The Prospectus or other offering documents explain the investment objectives of each such Fund. Since the performance of each such Fund is subject to market changes, growth in value of your account cannot be projected or guaranteed.

WHAT ARE THE FEES FOR A
FIRST OMAHA FUNDS SIMPLE IRA?

Currently no separate custodial fees are charged to you or your account. The Custodian reserves the right to charge an annual maintenance fee and other fees and expenses for IRA accounts, and if it imposes these charges in the future it will notify you. If you close your First Omaha Funds SIMPLE IRA account during the year, any such fees will be deducted from the proceeds before redemption or transfer. The Custodian reserves the right to amend its custodial and other fees from time to time and the fees will be determined in accordance with the published fee schedule of the Custodian as then in effect.

The fees may be deducted on your federal tax return if you itemize your deductions and pay the fees directly during the same calendar year for which you are claiming the deduction. If you desire to deduct the fees on your return, you should pay the fee with a separate check to the Custodian.

Of course, shares of the Fund in which your account is invested will be affected by management fees and other expenses of the Fund. These matters are discussed in the Prospectus or other offering documents which you received prior to, or with, this packet.

WHEN CAN I TAKE MONEY OUT OF MY SIMPLE IRA?

Generally, distributions can be made after age 59 1/2, or upon death or disability, without penalty and in whatever amounts and on whatever schedule you wish. Before that time, you can take money out of your IRA, but it may be subject to an IRS premature distribution tax of the amount distributed in addition to the ordinary income tax due. This penalty is ordinarily 10% of the amount of the distribution, but if you withdraw amounts from a SIMPLE IRA during the first 2-year period after you begin participating in a SIMPLE Plan and the distribution is subject to the additional penalty, the penalty tax is increased from 10% to 25%. You may roll over or transfer your SIMPLE IRA account to another SIMPLE IRA account at any time, and may roll over or transfer your SIMPLE IRA account balance to any other IRA after a 2-year period has expired since you first participated in the SIMPLE Plan. Your rollover or transfer must comply with the applicable requirements of Section 408 of the Internal Revenue Code.

WHEN MUST I BEGIN TO TAKE MONEY OUT
OF MY SIMPLE IRA?

You must begin to receive distributions from your SIMPLE IRA by April 1 of the year following the one in which you reach age 70 1/2. You do not have to take the distribution in one lump sum, but you must withdraw a minimum amount each year. The distributions must be designed to distribute the full amount in the account over a period which is not greater than your life expectancy or the combined life expectancy of you and your beneficiary. If the distributions paid each year are smaller than required by the IRS, there will be an excise tax penalty equal to 50% of the difference between the amount that you should have taken and the amount you actually took; the Internal Revenue Service can waive the excise tax if the shortfall resulted from a reasonable error and steps are taken to correct it.

WHAT ABOUT DISTRIBUTIONS AFTER MY DEATH?

If you are living on your required beginning date and begin to receive distributions under the foregoing rules, but die with funds still remaining in your IRA, your beneficiary must take distributions of the remaining funds at least as rapidly as under the distribution method in use on the date of your death.

If you die before required distributions to you begin under the required minimum distribution rules, distributions of your IRA funds must be completed within five years after the end of the year in which your death occurs. However, if certain conditions are met, a longer payout schedule may be followed, and, if you have designated a beneficiary and distributions begin within one year after the end of the year in which your death occurs, distributions may be made over a period not exceeding the beneficiary's life or life expectancy. If you have designated your spouse as your beneficiary, the date on which distribution to your spouse must begin may be as late as December 31 of the year in which you would have reached age 70 1/2. If your spouse dies before distributions are required to begin to the spouse, then similar conditions to those described above apply to a beneficiary designated by your surviving spouse to take the spouse's interest in your IRA upon the spouse's death.

WHAT IS THE MINIMUM AMOUNT
WHICH MUST BE DISTRIBUTED TO ME?

Article IV of your SIMPLE Individual Retirement Account Custodial Account Agreement describes the manner in which the amount of minimum payments which must be made are calculated. Section 2 of Article IV explains that for purposes of calculating minimum annual payments, your life expectancy (and the life expectancy of your spouse, if applicable) will be recalculated annually unless you or your spouse elect not to have life expectancies recalculated. If you elect not to have life expectancies recalculated, when computing the minimum payment your life expectancy is determined by using your age in the year in which you attain age 70 1/2 minus one for each year that has elapsed since the 70 1/2 year.

You should consult with your tax adviser to determine whether to elect not to have your life expectancy recalculated. The rules for recalculating life expectancy are complicated, and if either you or your spouse dies and you are using the recalculated life expectancy method, there is a potential for a dramatic reduction in the life expectancy payment period and a corresponding increase in the required minimum distribution.

HOW DO I BEGIN RECEIVING DISTRIBUTIONS?

Contact the transfer agent for a distribution request form and information on withholding of taxes. If you are not 59 1/2, you must state what you intend to do with the distribution; e.g., roll it over to another IRA. The transfer agent is listed in the Prospectus for your chosen First Omaha Fund.

WHAT ARE THE RESTRICTIONS ON MY SIMPLE IRA?

In addition to various penalty taxes, your IRA account is subject to the following restrictions:

A. No part of your IRA assets may be invested in life insurance contracts or commingled with other property except in a common trust or investment fund.

B. Your interest in the account is nonforfeitable. It is also segregated from other assets to ensure that it is used for retirement purposes only.

C. Transactions between yourself (or your beneficiary) and the assets held in the account are not allowed. The specific prohibited transactions are described in the Internal Revenue Code and include selling or exchanging property with the account or borrowing from the account. Should a transaction of this type occur, your entire account will lose its tax-exempt status and be treated as having been distributed to you. The value of your entire account will then be included in your income for that year and, if you are not yet age 59 1/2, can be subject to the penalty tax on early distribution.

D. You may not pledge or use any portion of your IRA as security for a loan. If you do, that portion will be treated as having been distributed to you and will be included in your income for that year. You may also incur a penalty tax on premature distributions if you are under age 59 1/2.

E. No part of the IRA funds may be invested in collectibles, as defined in Code
   Section 408(m) (e.g., art works, rugs, antiques, metals, gems, stamps, alcoholic beverages, certain other tangible personal property and coins, other than coins issued under the laws of any state which are acquired by the IRA after November 10, 1988, and certain gold and silver coins minted by the U.S. Treasury beginning October 1, 1986).

WHAT ADDITIONAL PENALTY TAXES
MAY APPLY TO MY IRA?

In addition to the penalty tax for early withdrawal, you may incur penalty taxes in connection with your account under the following circumstances:

A. Excess Accumulations. After you reach age 70 1/2, a 50% penalty tax will be imposed on any amount which is required to be distributed to you under the minimum IRS distribution rules but which you fail to withdraw. If you have more than one IRA account, the withdrawal must be based upon the aggregate balance.

B. Excess Distributions. You will be subject to a 15% penalty tax on such amounts. The term "excess distribution" means the aggregate amount of your retirement distribution from any plan, contract or account that at any time has been treated as a qualified employer plan or IRA and the total you receive during any calendar year, less certain exclusions, exceeds $160,000 in 1997, as indexed annually for cost-of-living adjustments thereafter. The excess distribution tax does not apply to: (1) distributions after the participant's death; (2) rollover distributions; (3) distributions that represent nondeductible contributions; and (4) distributions of contributions and allocable income pursuant to Code Section 408(d)(4). If you had an accrued balance in your retirement plans of more than $562,500 on August 1, 1986, a special grandfather rule permits you to elect, on a Form 5329 filed with a tax return filed for tax year 1987 or 1988, to exempt from the tax distributions attributable to your accrued balance as of August 1, 1986. (The election or nonelection became irrevocable after the filing deadline for the taxable year beginning in 1988 passed.) Although exempt from the tax, such distributions are included in determining whether an excess distribution has been made. This 15% tax does not apply to withdrawals during your life in 1997, 1998 or 1999.

   The excess distributions tax does not apply to payments made after your death, but your estate may be subject to a 15% "excess retirement accumulations" tax on the amount by which the present value of undistributed amounts in IRAs, plus your interests in qualified plans or annuities, exceeds the present value of an annuity providing annual payments equal to the annual limitations described above for a fixed period equal to your life expectancy immediately prior to your death. The tax may not be offset by any credits against the estate tax, such as the unified credit. If you elect the grandfather provisions described above, special rules apply.

   Consult the IRS or your tax adviser if you need guidance as to the applicability of these penalty taxes to your IRA.

C. Use of IRA to Secure a Loan. If you use all or any portion of your IRA as security for a loan, the portion so used is treated as distributed to you and must be included in taxable income in the year the IRA is so used.

WHAT FORMS DO I HAVE TO FILE
WITH THE IRS FOR MY IRA?

Individuals are not required to file any annual reports, extra schedules or special forms to have contributions made to SIMPLE IRAs.

You must file Form 5329 as part of your federal income tax return for any year in which you incur a penalty tax due to premature distributions, excess accumulations or excess distributions, and calculate the penalty tax due. If your estate becomes subject to the excess accumulations penalty tax, your executor must file Schedule S (Form 706) with the estate tax return. There are penalties for failing to file, or late filing of, the 5329 for any year it is required. A rollover contribution must also be reported on Form 1040.

You should consult with your tax adviser for more detailed information concerning reporting requirements as they apply to your IRA. You may also obtain a copy of IRS Publication 590, "Individual Retirement Arrangements," and other information about IRAs from your local Internal Revenue Service office.

CAN I REVOKE MY ACCOUNT?

If your employer's SIMPLE Plan allowed you to select the custodian of your SIMPLE IRA, you will be permitted to revoke your IRA within seven (7) days after the date on which you are given this SIMPLE IRA Disclosure Statement. If you have not received this Disclosure Statement at least seven (7) calendar days before your SIMPLE IRA has been established, you have the right to revoke your SIMPLE IRA during the seven (7) calendar days after your SIMPLE IRA was established. To revoke your IRA under this seven-day provision, you must request the revocation by giving written notice to First Omaha Funds. If mailed, your revocation notice will be deemed mailed on the date of the postmark (or, if sent by certified or registered mail, the date of certification or registration) if it is deposited in the mail in the United States in an envelope or other appropriate wrapper, first-class postage prepaid, properly addressed. Upon such revocation, your employer will be entitled to a return of the entire amount of the consideration paid to the IRA, without adjustment for sales commissions, administrative expenses or fluctuation in the market value of the IRA.

WHAT ARE GIFT TAX CONSEQUENCES OF
IRA CONTRIBUTIONS AND DISTRIBUTIONS?

For federal gift tax purposes, irrevocable beneficiary designations will not be treated as gifts. Again, you should consult your tax adviser to determine the tax consequences of an irrevocable beneficiary designation under the state gift tax laws.

SIMPLE INDIVIDUAL RETIREMENT ACCOUNT
CUSTODIAL ACCOUNT AGREEMENT

The individual whose name appears on the IRA Application to which this Agreement applies (hereinafter called "Participant") is establishing a savings incentive match plan for employees of small employers (SIMPLE IRA) Individual Retirement Account under Sections 408(a) and 408(p) of the Internal Revenue Code to provide for his or her retirement and for the support of his or her beneficiaries after death.

The financial institution named on the IRA Application (hereinafter called "Custodian") has agreed to serve as Custodian of the Participant's Individual Retirement Account established hereunder.

The preceding disclosure statement constitutes the disclosure statement required under Regulations Section 1.408-6.

The Participant and the Custodian make the following agreement:

ARTICLE I

1.1 The Custodian will accept cash contributions on behalf of the Participant by the Participant's employer under the terms of a SIMPLE Plan described in
     Section 408(p). In addition, the Custodian will accept transfers and rollovers from other SIMPLE IRAs of the Participant. No other contributions will be accepted by the Custodian.

ARTICLE II

2.1 The Participant's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III

3.1 No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

3.2 No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

4.1 Notwithstanding any provision of this agreement to the contrary, the distribution of the Participant's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
     Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

4.2 Unless otherwise elected by the time distributions are required to begin to the Participant under paragraph 4.3, or to the surviving spouse under paragraph 4.4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

4.3 The Participant's entire interest in the custodial account must be, or begin to be, distributed by the Participant's required beginning date, (April 1 following the calendar year end in which the Participant reaches age 70 1/2). By that date, the Participant may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

     (a) A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Participant.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Participant and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Participant's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Participant and his or her designated beneficiary.

4.4 If the Participant dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Participant dies on or after the date distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 4.3.

     (b) If the Participant dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Participant or, if the Participant has not so elected, at the election of the beneficiary or beneficiaries, either

        (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Participant's death, or

        (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Participant's death. If, however, the beneficiary is the Participant's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Participant would have turned age 70 1/2.

     (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocable commenced, distributions are treated as having begun on the Participant's required beginning date, even though payments may actually have been made before that date.

     (d) If the Participant dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

4.5 In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Participant's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Participant (or the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 4.3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Participant and designated beneficiary as of their birthdays in the year the Participant reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4.4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

4.6 The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one Individual Retirement Account the amount required to satisfy the requirement for another.

ARTICLE V

5.1 The Participant agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections 1.408-5 and 1.408-6.

5.2 The Custodian agrees to submit reports to the Internal Revenue Service and the Participant prescribed by the Internal Revenue Service.

5.3 The Custodian also agrees to provide the Participant's employer the summary description provided in Section 408(l)(2) unless this SIMPLE IRA is a transfer SIMPLE IRA.

ARTICLE VI

6.1 Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and 408(p) and the related regulations will be invalid.

ARTICLE VII

7.1 This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Participant and Custodian.

ARTICLE VIII

The provisions of this Article shall apply to any and all Custodial Accounts established pursuant to this Agreement.

8.1  INVESTMENT POWER OF CUSTODIAN

     The Custodian shall invest and reinvest all contributions to the custodial account, plus any earnings in any or all of the following:

     (a) Investment shares of the Mutual Funds (regulated investment companies) which the Custodian has designated as appropriate for investments in the custodial account.

     (b) All dividends and capital gain distributions received on the shares of any Mutual Fund held in the depositor's account shall be reinvested in shares of the same Mutual Fund which paid the distribution, and credited to the custodial account.

8.2  FEES, EXPENSES, TAXES AND PENALTIES

     (a) The Participant agrees to pay to the Custodian fees for services performed under this Agreement in an amount specified from time to time by the Custodian. Such fees may include, but are not limited to, a fee to establish the custodial account and the annual maintenance fee. The Custodian shall have the right to change such fees at any time without prior written notice to the Participant. As soon as practicable after any change in fees, the Custodian shall make available to the Participant a new fee schedule. All fees may be billed to the Participant or deducted from the custodial account, at the discretion of the Custodian. The Custodian shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursement incurred by it in the performance of services. Such reimbursement shall be made from the account if not paid directly by the Participant.

     (b) The Participant shall be responsible for the payment of any income, transfer and other taxes of any kind that may be levied or assessed upon the custodial account, and all other administrative expenses reasonably incurred by the Custodian in the performance of its duties, including any fees for legal services provided to the Custodian. To the extent the Participant fails to pay such taxes and expenses directly, the Custodian may, in its discretion, deduct them from the custodial account.

     (c) The Custodian shall not be responsible for excise or penalty taxes or interest imposed by the IRS by virtue of any premature distributions, over-contributions or excess accumulations with respect to the Participant's account, or for the Participant's failure to commence distributions at age 70 1/2, nor shall the Custodian be responsible for providing any tax or legal advice with respect to the account. The Custodian shall have no obligations to return any amounts withheld for federal income tax purposes from any distribution as to which the Participant (or beneficiary, as applicable) has failed to provide a withholding election notice prior thereto.

     (d) Sales charges, if any, attributable to the acquisition of shares of a Mutual Fund as stated in its then current prospectus may be charged to the Participant's account.

8.3 RESPONSIBILITIES OF CUSTODIAN

    (a) The Custodian shall maintain the custodial account, distinct from all other custodial accounts, for the exclusive benefit of the Participant and the Participant's beneficiaries and shall be responsible for performing only such services as are described in this Agreement.

    (b) All contributions by the Participant to the custodial account shall be invested according to Article 8.1 hereof at the sole direction of the Participant, and the Custodian shall not be responsible or liable for any investment decisions or recommendations with respect to the investment, reinvestment, or sale of assets in the custodial account. With regard to the Mutual Funds listed on the Application and any other Mutual Fund, the Participant understands that the Custodian does not endorse the Mutual Funds as suitable investments for the Participant. In addition, the Custodian will not provide investment advice to the Participant. The Participant assumes all responsibility for the choice of his or her investments in the custodial account. The Custodian shall not be responsible for reviewing any assets held in the custodial account and shall not be responsible for questioning any investment decision of the Participant. The Custodian shall not be liable for any loss resulting from any action taken by the Custodian at the direction of the Participant or any loss resulting from any failure to act because of the absence of directions from the Participant.

    (c) The Custodian shall not be responsible for inquiring into the nature or amount of any contribution made by the Participant, nor into the amount or timing of any distribution requested by the Participant, or whether such contributions or distributions comply with the Code. The Participant shall have full responsibility for any tax or investment consequences of all contributions to and distributions from the custodial account.

    (d) If the Custodian receives any investment instructions from the Participant which, in the opinion of the Custodian, are not in good order or are unclear, or if the Custodian receives monies from the Participant which would exceed the amount that the Participant may contribute to the custodial account, the Custodian may hold all or a portion of the monies uninvested pending receipt of written (or in any other manner permitted by the Custodian) instructions or clarification. During any such delay the Custodian will not be liable for any loss of income or appreciation, loss of interest, or for any other loss. The Custodian may also return all or a portion of the monies to the Participant. Again, in such situations, the Custodian will not be liable for any loss.

    (e) The Custodian will designate contributions (other than rollover contributions) as being made for any particular year as requested by the Participant's employer. If the Participant's employer does not designate a year for any contribution, the Custodian will designate the year the contribution was actually received.

    (f) The Custodian will accept transfers of a cash amount to the custodial account from another custodian or trustee of a SIMPLE Individual Retirement Account upon the Participant's written direction. The Custodian will also transfer a cash amount in the custodial account upon the written request of the Participant to another custodian or trustee of an Individual Retirement Account or Annuity. For such transfer, the Custodian may require a written acceptance of the successor custodian. The Participant warrants that all transfers to and from the custodial account will be made in accordance with the rules and regulations of the Internal Revenue Service.

    (g) The Custodian is authorized to hire an agent to perform certain of its duties hereunder, which agent may be the transfer agent for the Mutual Fund shares authorized to be held hereunder.

    (h) The Participant agrees to indemnify and hold harmless, and to defend the Custodian against any and all claims arising from and liabilities incurred by reason of any action taken by the Custodian in good faith pursuant to this Agreement.

8.4  JUDICIAL SETTLEMENT OF ACCOUNTS

     The Custodian may bring an action before a court of appropriate jurisdiction at any time to resolve any dispute or ambiguity in its accounts. If a dispute or ambiguity exists regarding who is entitled to receive funds from the custodial accounts, the Custodian may withhold such funds until the dispute or ambiguity is resolved through settlement by the parties or determination by a court of appropriate jurisdiction. The court's resolution shall be final and binding on all parties involved. All expenses incurred by the Custodian, including, without limitation, all legal and accounting fees, shall be paid for from the custodial account unless otherwise paid by the Participant.

8.5  NOTICE

    (a) All notices or requests to the Custodian to make distributions from the custodial account must conform to the requirements of the Internal Revenue Code, the redemption requirements of the applicable fund prospectus and the requirements of the Custodian and its duly appointed agent, if any. The Custodian will make distributions from the custodial account only after receiving a written request from the Participant (or any other party entitled to receive the assets of the custodial account) in the form required by the Custodian. The Participant (or any other party entitled to receive the assets of the custodial account) must provide to the Custodian any applications, certificates, tax waivers, signature guarantees and any other documents (including proof of any legal representative's authority) that the Custodian requires. The Custodian will not be liable for complying with a distribution request that appears to be genuine, nor will the Custodian be liable for refusing to comply with a distribution request which the Custodian is not satisfied is genuine or in proper form. This includes any losses which may occur while the Custodian waits for the distribution request to be in the proper form. The Participant (or any other party entitled to receive the assets of the custodial account) also agrees to fully indemnify the Custodian for any losses which may result from the Custodian's failure to act upon an improperly made distribution request.

    (b) Except as otherwise permitted by the Custodian, all instructions to the Custodian under this Agreement must be in writing. The Participant may authorize an agent to act on behalf of the Custodian, provided that such appointment and authorization is provided in writing to the Custodian in the form required by the Custodian. Any instructions by an authorized agent of the Participant will be binding upon the Participant. Any authorization given by the Participant will remain in effect until the Custodian receives written notice of the Participant's revocation of the authorization, or the death of the Participant, whichever occurs first.

    (c) Any notice, report, payment, distribution or other material required to be delivered by the Custodian under this Agreement, shall be deemed delivered and effective three days after the date mailed by the Custodian to the Participant at the Participant's last address of record as provided by the Participant to the Custodian, and the Custodian shall not be obligated to ascertain the actual address or whereabouts of the Participant.

    (d) Any notice or instructions required to be delivered by the Participant to the Custodian under this Agreement shall be deemed delivered when actually received by the Custodian.

    (e) Any notice required to be given to the Custodian under this Agreement shall be given to the Mutual Fund Group, the name of which appears on the front of the Agreement, and any notice required or permitted to be given to the Participant under this Agreement shall be given to the Participant at the address filed with the Custodian from time to time. Notices may be delivered in person or may be sent by United States mail, first class with postage prepaid and properly addressed.

8.6  REPORTS, RECORDS AND ACCOUNTING

     The Custodian shall maintain such records as may be reasonably necessary for the proper administration of the account. The Custodian shall render a report to each Participant (or his or her beneficiaries), on the status of his or her account or accounts at least annually. The report shall show contributions (deposits) received, withdrawals made, dividend credits, other credits and/or charges, and the balance at the end of the report period. The report shall also furnish the Participant such other information as the Custodian may possess and as may be necessary for the Participant to comply with the reporting requirements of the Internal Revenue Code and any applicable regulations. The Custodian shall have no duty to furnish information about the account to any person except as expressly provided herein or as required by law. Any accounting, when approved by the Participant, will be binding and conclusive as to the Participant, and the Custodian will thereby be released and discharged from any liability or accountability to the Participant with respect to matters set forth therein. The Participant or beneficiary shall advise the Custodian within 60 days following receipt of the Custodian's report of any corrections to his or her account. If the Participant or beneficiary fails to advise the Custodian of any corrections within the 60-day period, the Participant or beneficiary shall be deemed to have approved the Custodian's report. The Custodian shall have the right to have its account settled by a court of competent jurisdiction.

8.7  RECORDS RETENTION

     The Custodian shall retain its records relating to the account as long as necessary for the proper administration thereof and at least for any period required by the Employee Retirement Income Security Act of 1974 or other applicable law.

8.8  RESIGNATION OR REMOVAL OF CUSTODIAN

    (a) The Custodian may resign as Custodian hereunder without the consent of the Participant, by providing notice of such resignation 30 days prior to the effective date of the resignation. In the event of a resignation by the Custodian, the Participant must appoint a successor Custodian or Trustee. Upon receipt by the Custodian of a written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall transfer and pay over to such successor the assets of the custodial account. If after 30 days from notice of resignation, the Custodian has not received written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall pay or otherwise transfer to the Participant the assets remaining in the custodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after payment of all such items to be paid over to the successor Custodian.

    (b) Upon the appointment and qualification of a successor Custodian or Trustee, the successor Custodian or Trustee shall assume all rights, powers and privileges, liabilities and duties of the Custodian. Upon acceptance of appointment by the successor Custodian or Trustee, the Custodian shall assign, transfer and deliver to the successor all funds held in the custodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian or Trustee.

8.9  DESIGNATION OF BENEFICIARY

    (a) The Participant has the right to designate a beneficiary(ies) of his or her account in writing on a form provided by the Custodian or in a format approved by the Custodian. The purpose of this designation is to identify the recipient(s) of the custodial account upon the Participant's death.

    (b) The Participant has the right to change this designation of beneficiary at any time by writing to the Custodian. A beneficiary designation when received by the Custodian shall relate back and be effective as of the date it was signed by the Participant, but without prejudice to or liability of the Custodian, Mutual Fund or its agents, for any payout made prior to receipt by them. If the beneficiary does not survive the Participant or if the Custodian cannot locate the beneficiary after reasonable search, any balance in the account will be paid to the Participant's estate.

8.10 PAYMENT IN THE EVENT OF DISABILITY

     A Participant who becomes disabled as defined by Internal Revenue Code
     Section 72(m)(7) shall be entitled to a distribution of his or her custodial account. The Custodian may require what evidence it deems appropriate before distributing on account of such disability. This determination by the Custodian shall not constitute any warranty or assurance by the Custodian that the distribution to the Participant is free from the penalty on premature distributions described in Internal Revenue Code Section 72(t).

8.11 EXCLUSIVE BENEFIT

     The custodial account is established for the exclusive benefit of the Participant and his or her beneficiary(ies).

8.12 AMENDMENT

    (a) The Custodian is authorized from time to time to amend this Agreement, in whole or in part. The Custodian shall furnish copies of any such amendments to the Participant within 30 days of the date the amendments are effective.

    (b) This Agreement may not be amended in any manner that will cause or permit any part of the assets of the custodial account to be divested from any person having any interest in the custodial account unless such amendment is necessary to satisfy the conditions of any law, governmental regulation or ruling or to meet the requirements of the Internal Revenue Code or any amendment thereof, in which case the Custodian is expressly authorized to make amendments that are necessary for such purposes. Such amendments may be made retroactively to the later of the effective date of this Agreement or the effective date of any future legal requirements.

8.13 CONTINUANCE OF THE CUSTODIAL RELATIONSHIP

     The relationship created by this Agreement shall continue in effect until a full distribution of the custodial account has been made and all accounts of the Custodian have been settled.

8.14 SPECIAL MINIMUM DISTRIBUTION PROVISIONS

    (a) In the event the Participant fails to choose any methods of distribution described in paragraph 4.3(a) through (e) by April 1 following the calendar year in which he or she reaches age 70 1/2, the Custodian has the right to assume that the Participant is satisfying the minimum distribution requirements through other IRA accounts and shall continue to hold the assets of the account pending written directions from the Participant. Any and all tax consequences related to the failure of the Participant to timely elect a distribution option shall be the sole responsibility of the Participant.

    (b) If any beneficiary fails to elect a distribution option on a timely basis, distributions shall commence pursuant to paragraph 4.4(b)(ii).

    (c) The provisions of paragraph 4.4(d) above shall not apply if the Participant's death occurred prior to 1984.

    (d) A surviving spouse beneficiary shall be permitted to make the election specified under paragraph 4.4(b)(i) or (ii) no later than the earlier of December 31 of the fifth year after the year of death or the year in which the Participant would have attained age 70 1/2.

    (e) A nonspouse beneficiary shall be permitted to make the election specified under paragraph 4.4(b)(i) or (ii) no later than December 31 of the year following the year of death.

    (f) Notwithstanding any provision of this Agreement to the contrary, any surviving spouse of a Participant who is a beneficiary shall have the right to treat the custodial account of the deceased spouse as his or her own IRA and to withdraw all, or a portion, of the account to the full extent of the beneficial interest of the surviving spouse in the custodial account.

8.15 EMPLOYER ESTABLISHED ACCOUNT

    (a) The provisions of this section apply if this account is established by an employer maintaining a SIMPLE Plan (the "Employer") on behalf of a Participant who is unable or unwilling to establish an account on his or her own behalf. An Employer may establish an account on behalf of such a Participant, and the Participant on whose behalf this account is established, his or her heirs, personal representatives, successors and assigns, and the Employer are bound by the terms of this Agreement. The Custodian will be fully protected in acting and relying upon written instructions concerning the account which the Custodian in good faith deems to have been given by the Employer. The Custodian will have no obligation to undertake independent inquiry or investigation concerning the establishment of the account, contributions pursuant to the Employer's plan, or instructions received by the Custodian from the Employer, including, but not limited to, investment instructions, concerning the account or amounts held by the Custodian pursuant hereto.

    (b) After the Employer has established the account for a Participant described in subsection (a) of this section, the Employer may certify to the Custodian in a form and manner acceptable to the Custodian that the Participant has accepted responsibility for the terms of this Custodial Account Agreement, and upon the Custodian's receipt and approval thereof and such other documentation and information as the Custodian may require, the Custodian will be fully protected in acting upon the instructions and directions of such Participant. The Custodian may, but will not be obligated to, require the Participant to execute an account application or establish a new account as a condition precedent to its acting upon the Participant's instructions in connection herewith.

8.16 CUSTODIAN'S LIMITED LIABILITY

   The Custodian shall not be liable for any action taken or omitted at the direction of the Participant or beneficiary, or with his or her consent and approval, or for any action taken or omitted in accordance with the terms and conditions of this Agreement, or applicable governmental regulations or law, or for any other action taken or omitted by it in good faith for any mistake in judgment, or for any loss suffered by the custodial account except those which are a result of its own gross negligence or willful misconduct.

8.17 GENERAL PROVISIONS

    (a) Anything contained in this Agreement to the contrary notwithstanding, neither the Participant nor any beneficiary of the Participant shall be entitled to use the custodial account or any portion thereof, as security for a loan, nor shall the Custodian or any other person or institution engage in any prohibited transaction, within the meaning of
        Section 4975 of the Code, with respect to any custodial account.

    (b) Except to the extent otherwise required by law or this Agreement, none of the amounts held in a custodial account shall be subject to the claims of any creditor of the Participant, or any beneficiary of the Participant, nor shall the Participant or any beneficiary have the right to anticipate, sell or pledge, option, encumber or assign any of the benefits, payments or proceeds to which he or she may be entitled under this Agreement.

    (c) If any question arises as to the meaning of any provision of this Agreement, the Custodian shall be authorized to construe or interpret any such provision, and the Custodian's construction and interpretation shall be binding upon the Participant and any beneficiary of the Participant.

    (d) Throughout this Agreement, the singular form includes the plural where applicable.

    (e) Any provision of this Agreement which would disqualify the custodial account as an Individual Retirement Account shall be disregarded to the extent necessary to make the custodial account qualify as an Individual Retirement Account under the Code.

    (f) The headings and articles of this Agreement are for convenience of reference only, and shall have no substantive effect on provisions of this Agreement.

    (g) This Agreement and the custodial account created hereby shall be governed by the laws of the State in which the Custodian maintains its principal place of business. All contributions to the custodial account shall be deemed to take place in said State.


                                     (LOGO)

                                P.O. Box 419022
                           Kansas City, MO 64141-6022
                                 1-800-OMAHA-03
                                                                   SIMPDSCAA-397